UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 16, 2003

Associated Banc-Corp
(Exact name of registrant as specified in its charter)

Wisconsin	001-31343	39-1098068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Hansen Road, Green Bay, Wisconsin	54304
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code	920-491-7000

(Former name or former address, if changed since last report)

Item 5. Other Events.

On April 14, 2003, the Associated Banc-Corp Board of Directors elected Paul S. Beideman President and Chief Executive Officer of the corporation effective April 28, 2003. Associated Banc-Corp is placing on file as Exhibit 99 a copy of the Company's news release relating to the election.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99

Exhibit 99

News Release	Contacts: Investors: Robert Gallagher, Chairman 920-491-7101 Media: Jon Drayna, Corporate Communications 920-491-7006

Associated Banc-Corp names Paul Beideman new CEO

     GREEN BAY, Wis. — April 16, 2003 — The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) has named Paul S. Beideman president and chief executive officer of the corporation, replacing Robert C. Gallagher, 64, who is stepping down as president and CEO. Gallagher will remain chairman of the Board.

      Beideman, 53, comes to Associated from Philadelphia, where he most recently served as chairman of Mellon Financial Corp.’s Mid-Atlantic Region. He has 32 years of banking experience, the last 13 in senior executive positions with Mellon. He was a member of Mellon’s Senior Management Committee, and his background includes extensive experience in consumer and commercial banking. In addition, he has a wide range of experience in marketing, systems and operations, product development, and wealth management.

     Gallagher said, “The succession planning process established by our Board of Directors two years ago was carried out methodically and exhaustively. I could not be more pleased with the results. Paul brings not only skills and experience that complement the deep strength of our senior management group extremely well, but also a new perspective that ensures Associated will continue its three-decade history of vision, integrity and performance. Paul’s values align perfectly with Associated’s values, which have been the key to Associated’s consistent performance and success.

      “Associated’s vision is to be the preferred provider of financial services to businesses and individuals in the communities we serve. That means the delivery of financial services must start with strong personal relationships in which the customer finds real value. In our discussions with Paul we have come to understand that he adheres to this view passionately. We have the utmost confidence in the continued success of Associated under his leadership,” Gallagher said.

     Beideman said, “The more I learn about Associated, its people, its customers, its markets and its business model, the more confident I am about its long-term prospects. Associated’s key values are its associates, its communities, its customers, integrity, performance and relationships. Considering this set of values, I know Associated is truly focused on the important things, and that it has great potential. Moreover, the people and the values of the Upper Midwest make it a wonderful place to live and do business. I am excited to have the opportunity to build on Associated’s history of growth and performance.”

     He will assume his duties in Green Bay on April 28.

     Gallagher, who was named chairman of the Board of Associated in January and will remain chairman for the foreseeable future, will provide day-to-day support through a transition period.

     Beideman will be introduced and make brief remarks at Associated’s annual shareholder meeting April 23. The meeting is set for 11 a.m. CDT at the Meyer Theatre in downtown Green Bay. It will be webcast live. See www.associatedbank.com/AboutAssociated/InvestorRelations/ for details.

     Beideman is very active in civic affairs in Philadelphia, serving as chairman or board member on a wide range of community organizations.

     Beideman holds a masters of business administration degree from Widener University in Chester, Pa.

     Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $15 billion. Associated has more than 200 banking offices serving more than 150 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.

Paul Beideman bio attached.

Paul S. Beideman

Paul S. Beideman was chairman of Mellon’s Mid-Atlantic Region and a member of Mellon Financial Corporation’s senior management committee. As chairman of Mellon’s Mid-Atlantic Region, he was responsible for Mellon’s operations in the five-county Philadelphia region, southern New Jersey, Delaware, Harrisburg, Wilkes Barre and Maryland.

Mr. Beideman joined Mellon in 1989 as senior vice president of marketing, product development. He was named senior vice president and head of Retail Banking at Mellon PSFS in 1990 and president of Mellon PSFS in 1993. Before joining Mellon, Mr. Beideman served for 17 years for the former PSFS, a savings institution in Philadelphia, where he served in a variety of capacities, including manager of the retail office system.

As Mellon’s top local executive, Mr. Beideman oversaw Mellon’s Mid-Atlantic based businesses and ongoing support of the region’s nonprofit community. Mellon’s support of the arts and cultural community in recent years has included the Pennsylvania Academy of the Fine Arts, the Walnut Street Theatre, the James A. Michener Art Museum, the Brandywine River Museum, the People’s Light & Theatre, the Opera Company of Philadelphia, the Pennsylvania Ballet and many others.

Mr. Beideman has served on several boards, including the Greater Philadelphia Chamber of Commerce, Philadelphia Convention and Visitors Bureau, Greater Philadelphia First, United Way of Southeastern Pennsylvania, Zoological Society of Philadelphia, Philadelphia Academies, Inc., World Affairs Council and Widener University.

Mr. Beideman graduated from Millersville University in 1971 with a bachelor’s degree in social sciences and holds a master’s degree in finance from Widener University. He also completed the National School of Finance and Management at Fairfield University.